Exhibit 3.129

ARTICLES OF ORGANIZATION

OF

SMBIMS TAMPA, LLC

The undersigned person acting as the organizer of a limited liability company under the Tennessee Revised Limited Liability Company Act, as amended (the “Act”) adopts the following Articles of Organization (the “Articles”).

Name

The name of the limited liability company is SMBIMS Tampa, LLC (the “LLC”).

Registered Office and Agent

The address of the registered office is 40 Burton Hills Boulevard, Suite 500, Nashville, Davidson County, Tennessee 37215.  The name of the initial Registered Agent at this address is Clifford G. Adlerz.

Principal Executive Office

The Principal Executive Office of the LLC is 40 Burton Hills Boulevard, Suite 500, Nashville, Davidson County, Tennessee 37215.

Management

The LLC shall be member-managed. The business of the LLC shall be conducted under the management of its members. The members, by majority vote, may cause the LLC to become a director-managed LLC and direct the secretary to file an amendment to the Articles so signifying.

In witness whereof, the undersigned person, acting as organizer being duly authorized, executes the foregoing Articles for the purpose of filing and forming a limited liability company in accordance with the Act.

/s/ David R. Clay
Dated:	May 2, 2006	David R. Clay, Organizer